                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
          1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING
        COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES
                ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Brian White
         12801 Fair Lakes Parkway
         P.O. Box 10130
         Fairfax, VA 22030

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         none

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Manager, Regulatory Policy

         Provide regulatory information and guidance on federal regulations impacting company and its business strategies

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

----------------------------------------------------------------------------------------
                               Salary or other
                                compensations
                       --------------------------------
Name of recipient      received          to be received      Person or company from whom
                          (a)                (b)              received or to be received
========================================================================================
Brian White            Confidential treatment requested        Columbia Gas Transmission
========================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $--------------

         (b) Itemized list of all other expenses:

Date: February 23, 2001    (Signed) /s/ Brian White

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
    1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR
       A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Bruce B. Glendening
         12801 Fair Lakes Parkway
         Fairfax, VA  22030-0146

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         Columbia Gas Transmission Corporation; Columbia Gulf Transmission Company, Crossroads Pipeline Company; Granite State Gas Transmission Inc.
         12801 Fair Lakes Parkway
         Fairfax, VA 22030-0146

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         Direct Employer - Subsidiary: NiSource Inc.
         Subsidiaries:  Columbia Gas Transmission Corporation; Columbia Gulf
                        Transmission Company; Crossroads Pipeline Company;
                        Granite State Gas Transmission Inc.
         Parent:        NiSource Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Senior Attorney --- represents companies (70% of time with Columbia Gas Transmission Corporation; 10% of time with Columbia Gulf Transmission Company; 10% of time with Crossroads Pipeline Company; 10% of time with Granite State Gas Transmission Inc.) on matters before the Federal Regulatory Commission.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       ------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
============================================================================================
Bruce B. Glendening    Confidential Treatment Requested     Columbia Gas Transmission Corp.
============================================================================================


         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client:

         (b) Itemized list of all other expenses:

Date:  February 23, 2001   (Signed) /s/ Bruce B. Glendening

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Carl W. Levander
         12801 Fair Lakes Parkway
         P.O. Box 10146
         Fairfax, VA 22030-0146

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company
         12801 Fair Lakes Parkway
         P.O. Box 10146
         Fairfax, VA 22030-0146

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         VICE PRESIDENT OF REGULATORY AND STRATEGIC INITIATIVES
         Represent the companies in proceedings before the Federal Energy Regulatory Commission (FERC). Duties include signing filings made with the FERC and appearing on behalf of the companies in proceedings before the FERC.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       ------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Carl W. Levander       confidential treatment requested     Columbia Gas Transmission Corporation
========================================================================================================


         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $--------------

         (b) Itemized list of all other expenses:


Date:  February 23, 2001   (Signed) \s\ Carl W. Levander

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.       Name and business address of person filing statement.

         Catherine G. Abbott
         12801 Fair Lakes Parkway
         Fairfax, VA  22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company
         Granite State Gas Transmission, Inc., Chairman
         Crossroads Pipeline Company, Chairman

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc. (holding company)
         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company
         Granite State Gas Transmission, Inc., Chairman
         Crossroads Pipeline Company, Chairman

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Columbia Gas Transmission Corporation, Chief Executive Officer Columbia Gulf Transmission Company, Chief Executive Officer Granite State Gas Transmission, Inc., Chairman
         Crossroads Pipeline Company, Chairman

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       ------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Catherine G. Abbott    confidential treatment requested       Columbia Gas Transmission Corporation
========================================================================================================

         (b) Basis for compensation if other than salary.

             Assume no change, bonus unknown.

24. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client:

                  $45,890.46

         (b) Itemized list of all other expenses:


Date:  February 23, 2001   (Signed) /s/ Catherine Good Abbott

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Diana J. Craig
         12801 Fair Lakes Parkway
         Fairfax, VA 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NISOURCE, INC.
         COLUMBIA GAS TRANSMISSION

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         REGULATORY ASSOCIATE - MONITOR AND COMMUNICATE REGULATORY ACTIVITY WITHIN THE PIPELINE SEGMENT OF THE NATURAL GAS INDUSTRY TO RELEVANT PERSONNEL OF COLUMBIA GAS TRANSMISSION.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Diana J. Craig         confidential treatment requested     Columbia Gas Transmission Corporation
========================================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $--------------

         (b) Itemized list of all other expenses:



Date:  February 23, 2001   (Signed) /s/ Diana J. Craig

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Fredric J. George
         1700 MacCorkle Av. SE,
         Charleston WV 25314

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None, other than the companies listed below.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource Inc and its subsidiaries Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline and Granite State Pipeline.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Employed as a full time attorney to render legal services to the four subsidiaries listed above.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Fredric J. George      confidential treatment requested    Columbia Gas Transmission Corporation
========================================================================================================

         (b) Basis for compensation if other than salary.---None

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client:

         (b) Itemized list of all other expenses: None


Date:  February 23, 2001   (Signed)   /s/ Fredric J. George

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         GLEN L. KETTERING
         COLUMBIA GAS TRANSMISSION CORPORATION
         12801 FAIR LAKES PARKWAY
         FAIRFAX, VA  22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NISOURCE, INC.
         COLUMBIA GAS TRANSMISSION CORPORATION

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         PRESIDENT

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
GLEN KETTERING         CONFIDENTIAL TREATMENT REQUESTED     COLUMBIA GAS TRANSMISSION CORP.
========================================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $38,072.90

         (b) Itemized list of all other expenses:



Date:  February 23, 2001            (Signed) /s/ Glen L. Kettering

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Jacquelyne M. Rocan
         2603 Augusta, Suite 125
         Houston, Texas 77057

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Corporation
         Crossroads Pipeline Company
         Granite State Gas Transmission, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Attorney - provide legal advice and assistance in federal regulatory matters and business development matters

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Jacquelyne M. Rocan    confidential treatment requested    Columbia Gas Transmission Corp.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

========================================================================================================


         (b) Basis for compensation if other than salary.

                           Confidential treatment requested

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $--------------

         (b) Itemized list of all other expenses:

         No other expenses

         Date:  February 23, 2001    (Signed) /s/ Jacquelyne M. Rocan

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Kathleen O'Leary
         12801 Fair Lakes Parkway
         Fairfax, VA  22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company
         12801 Fair Lakes Parkway
         Fairfax, VA  22033

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Senior Vice President, Human Resources and Public Affairs
         Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Kathleen O'Leary       confidential treatment requested    Columbia Gas Transmission Corporation
========================================================================================================


         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $41,709.77

         (b) Itemized list of all other expenses:


Date:  February 23, 2001            (Signed) /s/ Kathleen O'Leary

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.  Name and business address of person filing statement.
      Kurt L. Krieger, 12801 Fair Lakes Parkway, Fairfax, Virginia, 22030-0146

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

      Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company, Granite State Gas Transmission, Inc.,
      12801 Fair Lakes Parkway, Fairfax, Virginia, 22033-0146

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

      Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company, Granite State Gas Transmission, Inc.
      NiSource Corporate Services Company (wholly owned subsidiaries of NiSource Inc. or NiSource Inc. owned companies)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

      Assistant General Counsel - representation before the FERC

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Kurt L. Krieger        confidential treatment requested    Columbia Gas Transmission Corporation
                                                           Columbia Gulf Transmission Company
                                                           Crossroads Pipeline Company
                                                           Granite State Gas Transmission Company
========================================================================================================

         (b) Basis for compensation if other than salary.
             Assume no change, bonus unknown.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $

         (b) Itemized list of all other expenses:


Date:    February 23, 2001                  (Signed) /s/ Kurt L. Krieger

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1. Name and business address of person filing statement. Mary T. Brosnan, 3616-C Lander Road, Jefferson, MD 21755

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71. NiSource, Inc., Columbia Gas Transmission, Columbia Gulf Transmission, 10 G Street, NE, Washington, DC 20002

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained. NiSource, Inc., Columbia Gas Transmission, Columbia Gulf Transmission

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship. Regulatory Representative, before the Federal Energy Regulatory Commission

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Mary T. Brosnan        confidential treatment requested    Columbia Gas Transmission Corporation
========================================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $164.00

         (b) Itemized list of all other expenses: No other expenses


Date:  February 23, 2001            (Signed)        /s/ Mary T. Brosnan

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1. Name and business address of person filing statement. Mary Pat Wilson, 12801 Fair Lakes Parkway, Fairfax, Va., 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71. Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company, Granite State Gas Transmission, Inc., 12801 Fair Lakes Parkway, Fairfax, Va., 22033

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained. Columbia Gas Transmission Corporation, Columbia Gulf Transmission Company, Crossroads Pipeline Company, Granite State Gas Transmission Inc., NiSource Corporate Services Company (wholly owned subsidiaries of NiSource, Inc.)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship. General Counsel and Assistant Secretary - representation in from of FERC

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Mary Pat Wilson        confidential treatment requested    Columbia Gas Transmission Corp.
                                                           Columbia Gulf Transmission Co.
                                                           Crossroads Pipeline Company
                                                           Granite State Gas Transmission Inc.
========================================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $---20,000-----

         (b) Itemized list of all other expenses:


Date:  February 23, 2001            (Signed) /s/ Mary Pat Wilson

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

                  Michael D. Walker
                  1700 MacCorkle Ave., S.E.
                  Charleston, WV 25314

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

                  None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

                  Nisource, Inc., Registered Holding Company
                  Columbia Gas Transmission Corporation, Subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

                  Team Leader, Certificates
                  The person in this position provides direct leadership to individuals involved in preparing applications related to Columbia Gas Transmission Corporation certificate proceedings before the FERC.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Michael D. Walker      confidential treatment requested    Columbia Gas Subsidiary Corporation
========================================================================================================

         (b) Basis for compensation if other than salary. Not applicable.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client:

         (b) Itemized list of all other expenses: No other expenses.


Date:  February 23, 2001            (Signed) /s/ Michael Walker

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Rudolph M. Schuller
         1700 MacCorkle Ave SE,
         P.O. Box 1273
         Charleston, West Virginia, 25325-1273

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.
         Columbia Gas Transmission

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Manager Environmental Remediation

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

--------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
========================================================================================================
Rudolph M. Schuller    confidential treatment requested    Columbia Gas Transmission Corp.
========================================================================================================

         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $--------------

         (b) Itemized list of all other expenses: No other Expenses


Date:  February 23, 2001                    (Signed) /s/ Rudolph M. Schuller

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Stephen R. Melton
         Associate General Counsel, NiSource Inc.
         c/o Columbia Gulf Transmission Company
         2603 Augusta, Suite 125
         Houston, TX  77057

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         Columbia Gulf Transmission Company (2000)
         NiSource Corporate Services Company (2001-)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         I am an Associate General Counsel of NiSource Inc. In my position I may provide legal advice and representation to any subsidiary of NiSource Inc. with regard to federal energy regulation and matters before the Federal Energy Regulatory Commission. In my position I may present, advocate, or oppose matters affecting NiSource Inc. or any subsidiary thereof before the Congress or any member or committee thereof, or before the Federal Energy Regulatory Commission, or any member, officer, or employee thereof.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

---------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
=========================================================================================================
Stephen R. Melton      Confidential treatment requested    Columbia Gulf Transmission Company, subsidiary
                                                           of NiSource Inc.
---------------------------------------------------------------------------------------------------------
Stephen R. Melton                                          NiSource Corporate Services Company
=========================================================================================================

         (b) Basis for compensation if other than salary. (Compensation includes salary, bonuses, and/or options.)

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client:

         (b) Itemized list of all other expenses: No other expenses


         Date:  February 23, 2001            (Signed) /s/ Stephen R. Melton

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         SUSAN HEITMANN
         P.O. BOX 10146
         FAIRFAX, VA  22030

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         COLUMBIA GAS TRANSMISSION
         P.O. BOX 10146
         FAIRFAX, VA  22030

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NISOURCE INC.
         COLUMBIA GAS TRANSMISSION

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         LEAD REGULATORY ASSOCIATE - REGULATORY ANALYSIS

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

---------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
=========================================================================================================
Susan Heitmann         Confidential treatment requested    Columbia Gas Transmission Corp.
=========================================================================================================


         (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: ---------------

         (b) Itemized list of all other expenses:


Date:  February 23, 2001            (Signed) /s/ Susan Heitmann

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Terrance L. McGill
         2603 Augusta, Ste. 125
         Houston, TX   77057

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gulf Transmission Company
         Columbia Gas Transmission Corporation

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         PRESIDENT - COLUMBIA GULF TRANSMISSION COMPANY
         SENIOR VICE PRESIDENT - COLUMBIA GAS TRANSMISSION CORPORATION DIRECTOR - COLUMBIA DEEP WATER SERVICES COMPANY
         DIRECTOR - COLUMBIA PIPELINE CORPORATION

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

---------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
=========================================================================================================
Terrance L. McGill     Confidential Treatment Requested    Columbia Gulf Transmission Co.
=========================================================================================================

         (b) Basis for compensation if other than salary.
                  Confidential Treatment requested

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $ 62,220.00

         (b) Itemized list of all other expenses:



Date: February 23, 2001                     (Signed) /s/ Terrance L. McGill

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.       Name and business address of person filing statement.

         Victor Gaglio
         1700 MacCorkle Ave.
         Charleston, WV. 25314

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

         None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

         NiSource, Inc.
         Columbia Gas Transmission Corporation

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

         Vice-President, Field Services: responsible for providing technical, engineering and construction services to the organization.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

---------------------------------------------------------------------------------------------------------
                                Salary or other
                                 compensations
                       --------------------------------
Name of recipient      received        to be received      Person or company from whom
                          (a)              (b)             received or to be received
=========================================================================================================
Victor Gaglio          confidential treatment requested    Columbia Gas Transmission Corp.
=========================================================================================================

         (b) Basis for compensation if other than salary.

                           confidential treatment requested

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

         (a) Total amount of routine expenses charged to client: $-------------

         (b) Itemized list of all other expenses:

No other expenses

Date:  February 23, 2001    (Signed) /s/ Victor Gaglio